Exhibit 1

For Immediate Release

Pointer Telocation Reports Q2 2015 Financial Results

Highlights of the second quarter of 2015

•	Total revenue of $25.3 million

•	MRM revenue of $16.4 million: in local currency terms MRM revenue grew 9% and MRM service revenue grew by 23%

•	Strong MRM margin profile: gross margins of 45% and operating margin of 10%

Rosh HaAyin, Israel August 13th, 2015 Pointer Telocation Ltd. (Nasdaq CM: PNTR) - a leading developer, manufacturer and operator of Mobile Resource Management (MRM) services, announced today its financial results for the second quarter of 2015.

Financial Highlights

Revenue for the second quarter of 2015 decreased 2.2% to $25.3 million as compared to $25.9 million in the second quarter of 2014.

The significant strengthening of the US Dollar, in particular versus the Brazilian Real and Israeli Shekel, reduced the revenue level in US Dollars compared with the second quarter of 2014. In local currency terms in the territories where Pointer’s subsidiaries operate, revenue showed an increase of 9%, year-over-year.

Revenue from products in the second quarter of 2015 decreased 10.9% to $7.2 million (28% of revenue) compared to $8.1 million (31% of revenue) in the comparable period of 2014. In local currency terms, revenue from products decreased by 7% over the same period last year.

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

1

Revenue from services in the second quarter of 2015 increased 1.8% to $18.1 million (72% of revenue) compared to $17.8 million (69% of revenue), in the comparable period of 2014. In local currency terms, revenue from services increased by 16% over the same period last year.

Gross profit in the second quarter of 2015 was $8.5 million (33.6% of revenue), a decrease of 0.8% compared to $8.6 million (33.2% of revenue) in the second quarter of 2014.

Operating income in the second quarter of 2015 was $1.6 million (6.5% of revenue), a decrease of 1.7% compared to $1.7 million (6.4% of revenue) in the second quarter of 2014.

Net income in the second quarter was $1.0 million, or $0.13 per share, compared to $1.1 million, or $0.15 per share, in the second quarter of 2014.

Non-GAAP net income in the second quarter was $1.4 million, a decrease of 17% as compared to non-GAAP net income of $1.7 million in the second quarter of 2014.

Adjusted EBITDA for the second quarter of 2015 was $2.7 million, a decrease of 10.4% compared to $3.0 million in the second quarter of 2014.

In connection with Pointer’s plan to spin-off its Shagrir business to shareholders, pro-forma information providing certain details of the financial performance of the Shagrir RSA business and Pointer MRM business is provided separately in Exhibit A and is for informational purposes only.

Management Comment

David Mahlab, Pointer's Chief Executive Officer, commented: “We faced some significant currency headwinds in the second quarter, which eliminated our solid growth in local currency terms when expressed in US dollars. In particular, in local currency terms, we are pleased with our MRM revenue growth of 9% and specifically the 23% growth in MRM service revenue. This is despite the weakness we are seeing in our Brazilian operations due to the sharp economic slowdown there. The MRM business will remain with us following the planned divestment of Shagrir next year and our focus is the service segment, where we see most of the growth potential going forward.”

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

2

Continued Mr. Mahlab, “We are continuing to develop new products and services within our MRM business for the Asset Tracking and IOT (Internet of Things) markets. We believe that our ongoing investments will strengthen our long-term competitive advantage in the MRM market and we look forward to continued growth in our MRM business.”

Conference Call Information:

Pointer Telocation's management will host a conference call today, August 13, 2015, at 6:30am Pacific Time, 9:30am Eastern Time, 4:30pm Israel time. On the call, management will review and discuss the results. To listen to the call, please dial in to one of the following teleconferencing numbers. Please begin placing your call a few minutes before the conference call commences.

Dial in numbers are as follows:

From USA: + 1-888-407-2553

From Israel and International: +972 3-918-0644

A replay will be available a few hours following the call on the company’s website.

Reconciliation between results on a GAAP and Non-GAAP basis

Reconciliation between results on a GAAP and Non-GAAP basis is provided in a table immediately following the Condensed Interim Consolidated Statements of Cash Flows.

Pointer uses adjusted EBITDA and non-GAAP net income as non-GAAP financial performance measurements.

We calculate adjusted EBITDA by adding back to net income, net loss from discontinued operations, financial expenses, taxes, depreciation, amortization and impairment of goodwill and intangible assets, the effects of non-cash stock-based compensation expense, profit raise from gaining control in subsidiary previously treated by the equity method and related goodwill adjustment.

We calculate non-GAAP net income by adding back to net income, net loss from discontinued operations, the effects of non-cash stock based compensation expenses, amortization and impairment of long lived assets, non-cash tax expenses resulting from timing differences relating to the amortization of acquisition-related intangible assets and goodwill, profit raise from gaining control in subsidiary previously treated by the equity method, acquisition related goodwill adjustment, onetime ‘other expense’ related to the termination cost of a former general manger of a Pointer subsidiary and restructuring in a subsidiary, loss from sale of subsidiary, one time financial expenses resulting from the devaluation of Israeli Shekel denominated bank deposits and non-cash tax income from raised tax asset.

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

3

The purpose of such adjustments is to give an indication of our performance exclusive of non-GAAP charges that are considered by management to be outside of our core operating results.

Adjusted EBITDA and non-GAAP net income are provided to investors to complement results provided in accordance with GAAP, as management believes the measure helps illustrate underlying operating trends in the Company’s business and uses the measure to establish internal budgets and goals, manage the business and evaluate performance. We believe that these non-GAAP measures help investors to understand our current and future operating cash flow and performance, especially as our acquisitions have resulted in amortization and non-cash items that have had a material impact on our GAAP profits. Adjusted EBITDA and non GAAP net income should not be considered in isolation or as a substitute for comparable measures calculated and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. These non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies.

About Pointer Telocation:

Pointer Telocation is a leading provider of technology and services to the automotive and insurance industries, offering a set of services including Road Side Assistance, Stolen Vehicle Recovery and Fleet Management. Pointer has a growing list of customers and products installed in more than 45 countries. Cellocator, a Pointer Products Division, is a leading AVL (Automatic Vehicle Location) solutions provider for stolen vehicle retrieval, fleet management, car & driver safety, public safety, vehicle security and more. The Company's top management and the development center are located in the Afek Industrial Area of Rosh Ha'ayin, Israel.

For more information: http://www.pointer.com

Forward Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "anticipate," "intend," "seems," "plan," "aim," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, loss or gain of key customers and unpredictable sales cycles, competitive pressures, market acceptance of new products, inability to meet efficiency and cost reduction objectives, changes in business strategy and various other factors, both referenced and not referenced in this press release. Various risks and uncertainties may affect the Company and its results of operations, as described in reports filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume any obligation to update these forward-looking statements.

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

4

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30, 2015	December 31, 2014
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,447	$8,557
Restricted cash	-	62
Trade receivables	19,738	19,032
Other accounts receivable and prepaid expenses	2,416	1,853
Inventories	6,025	6,133
Deferred tax asset	544	901
Property and equipment held for sale	706	1,034

Total current assets	37,876	37,572

LONG-TERM ASSETS:
Long-term accounts receivable	438	408
Severance pay fund	8,662	8,609
Property and equipment, net	9,592	10,075
Other intangible assets, net	1,469	1,950
Goodwill	49,709	48,941
Deferred tax asset	3,185	3,449

Total long-term assets	73,055	73,432

Total assets	$110,931	$111,004

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

5

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	June 30,	December 31,
	2015	2014
	Unaudited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank credit and current maturities of long-term loans	$5,206	$7,478
Trade payables	12,070	11,460
Deferred revenues and customer advances	7,085	6,420
Other accounts payable and accrued expenses	8,343	8,972

Total current liabilities	32,704	34,330

LONG-TERM LIABILITIES:
Long-term loans from banks	10,802	12,046
Long-term loans from shareholders and others	921	997
Deferred taxes and other long-term liabilities	301	298
Accrued severance pay	9,575	9,537

Total long term liabilities	21,599	22,878

COMMITMENTS AND CONTINGENT LIABILITIES

EQUITY:
Pointer Telocation Ltd's shareholders' equity:
Share capital	5,707	5,705
Additional paid-in capital	129,797	129,618
Accumulated other comprehensive income	(2,961)	(2,909)
Accumulated deficit	(72,901)	(75,767)

Total Pointer Telocation Ltd's shareholders' equity	59,642	56,647

Non-controlling interest	(3,014)	(2,851)

Total equity	56,628	53,796

Total liabilities and equity	$110,931	$111,004

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

6

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited		Unaudited

Revenues:
Products	$14,256	$17,170	$7,173	$8,054	$33,099
Services	36,031	35,719	18,137	17,820	72,191

Total revenues	50,287	52,889	25,310	25,874	105,290

Cost of revenues:
Products	8,428	10,342	4,345	4,946	19,279
Services	24,742	24,553	12,454	12,344	50,461

Total cost of revenues	33,170	34,895	16,799	17,290	69,740

Gross profit	17,117	17,994	8,511	8,584	35,550

Operating expenses:
Research and development	1,718	1,766	824	908	3,390
Selling and marketing	5,906	5,523	3,100	2,832	11,219
General and administrative	5,392	5,901	2,756	2,944	11,883
Other general and administrative expenses	-	-	-	-	683
Other income	-	-	-	-	(288)
Amortization of intangible assets	390	567	190	230	994
Impairment of intangible and tangible assets	-	-	-	-	1,122

Total operating expenses	13,406	13,757	6,870	6,914	29,003

Operating income	3,711	4,237	1,641	1,670	6,547
Financial expenses, net	177	812	371	308	2,424
Other expenses (income), net	14	(6)	14	(9)	232

Income before taxes on income	3,520	3,431	1,256	1,371	3,891
Taxes on income	755	1,014	355	414	(8,849)

Net income	$2,765	$2,417	$901	$957	$12,740

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

7

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited

Profit (loss) from continuing operations attributable to:
Equity holders of the parent	2,866	2,612	1,001	1,146	13,453
Non-controlling interests	(101)	(195)	(100)	(189)	(713)

	$2,765	$2,417	$901	$957	$12,740

Earnings per share attributable to Pointer Telocation Ltd's shareholders:
Basic net earnings (loss) per share	$0.37	$0.36	$0.13	$0.15	$1.81

Diluted net earnings (loss) per share	$0.36	$0.35	$0.13	$0.14	$1.74

Weighted average -Basic number of shares	7,694,976	7,200,842	7,701,317	7,688,564	7,446,707

Weighted average – fully diluted number of shares	7,961,010	7,542,146	7,957,222	8,029,615	7,726,653

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

8

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited		Unaudited

Cash flows from operating activities:

Net income	$2,765	$2,417	$901	$957	$12,740
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,985	2,475	979	1,194	4,767
Impairment of tangible and intangible assets	-	-	-	-	1,122
Gain from a bargain purchase	-	-	-	-	(288)
Accrued interest and exchange rate changes of debenture and long-term loans	10	9	376	4	17
Accrued severance pay, net	(38)	125	(6)	138	56
Gain from sale of property and equipment, net	(72)	(97)	(38)	(32)	(95)
Stock-based compensation	174	175	83	127	375
Decrease in restricted cash	62	16	-	1	19
Increase (decrease) in trade receivables, net	(513)	(1,705)	(10)	378	(1,141)
Increase in other accounts receivable and prepaid expenses	(1,060)	(629)	(1,106)	(69)	(21)
Increase in inventories	(180)	(217)	(171)	(481)	(462)
Decrease (increase) Deferred income taxes	387	804	197	319	(9,120)
Decrease (increase) in long-term accounts receivable	14	(9)	12	(50)	126
Increase (decrease) in trade payables	900	493	837	1,117	(654)
Decrease in other accounts payable and accrued expenses	(291)	(1,342)	(701)	(988)	(1,845)

Net cash provided by operating activities	4,143	2,515	1,353	2,615	5,596

Cash flows from investing activities:
Purchase of property and equipment	(1,354)	(2,248)	(769)	(1,094)	(4,458)
Proceeds from sale of property and equipment	648	867	337	160	1,529
Investment and loans/ Repayments in affiliate	-	(7,740)	-	-	-
Acquisition of subsidiary (a)	-	-	-	-	(688)
Proceeds from sale of investments in previously consolidated subsidiaries (b)	-	-	-	-	(41)

Net cash used in investing activities	(706)	(9,121)	(432)	(934)	(3,658)

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

9

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited		Unaudited

Cash flows from financing activities:

Receipt of long-term loans from banks	15,103	12,927	4,546	1,490	12,577
Repayment of long-term loans from banks	(17,729)	(4,803)	(6,335)	(2,597)	(8,986)
Repayment of long-term loans from shareholders	(32)	(366)	(19)	(251)	(301)
Repurchase of shares from non-controlling interests	-	-	-	-	(7,740)
Proceeds from issuance of shares and exercise of options, net of issuance costs	6	10,065	-	6	10,074
Short-term bank credit, net	(486)	(2,582)	(18)	(1,382)	(1,640)

Net cash provided (used) in financing activities	(3,138)	15,241	(1,826)	(2,734)	3,984

Effect of exchange rate on cash and cash equivalents	(409)	(194)	1,098	(227)	(714)

Increase (decrease) in cash and cash equivalents	(110)	8,441	193	(1,280)	5,208
Cash and cash equivalents at the beginning of the period	8,557	3,349	8,254	13,070	3,349

Cash and cash equivalents at the end of the period	$8,447	$11,790	$8,447	$11,790	$8,557

(a) Acquisition of subsidiary:

Working capital (Cash and cash equivalent excluded)	$-	$-	$-	$-	$221
Property and equipment	-	-	-	-	565
Other intangible assets	-	-	-	-	190
Goodwill	-	-	-	-	(288)

	$-	$-	$-	$-	$688

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

10

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2015	2014	2015	2014	2014
	Unaudited		Unaudited

(b) Proceeds from sale of investments in previously consolidated subsidiaries:

The subsidiaries' assets and liabilities at date of sale:

Working capital (excluding cash and cash equivalents)	$-	$-	$-	$-	$(18)
Property and equipment	-	-	-	-	(30)
Long term loans from banks and others	-	-	-	-	5
Non-controlling interests	-	-	-	-	(125)
Loss from sale of subsidiaries	-	-	-	-	209

	$-	$-	$-	$-	$41

(c) Non-cash investing activity:

Purchase of property and equipment	$264	$179	$208	$179	$45
Issuance of shares in respect of acquisition of non-controlling interests in subsidiary	$-	$11,385	$-	$-	$11,368

- - - - - - -

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

11

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

ADDITIONAL INFORMATION

U.S. dollars in thousands

The following table reconciles the GAAP to non-GAAP operating results:

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2015	2014	2015	2014	2014

GAAP gross profit	$17,117	$17,994	$8,511	$8,584	$35,550
Stock-based compensation expenses	6	4	3	3	10
Non-GAAP gross profit	$17,123	$17,998	$8,514	$8,587	$35,560

GAAP operating expenses	$13,406	$13,757	$6,870	$6,914	$29,003
Stock-based compensation expenses	168	178	80	130	380
Amortization and impairment of long lived assets	390	567	190	230	2,116
Other expenses of termination costs and restructuring in subsidiary	-	-	-	-	683
Acquisition related goodwill adjustment	-	-	-	-	(288)
Non-GAAP operating expenses	$12,848	$13,012	$6,600	$6,554	$26,112

GAAP operating income	$3,711	$4,237	$1,641	$1,670	$6,547

Non-GAAP operating income	$4,275	$4,986	$1,914	$2,033	$9,448

GAAP net income	$2,765	$2,417	$901	$957	$12,740
Stock-based compensation	174	182	83	133	390
Amortization and impairment of long lived assets	390	567	190	230	2,116
Acquisition related goodwill adjustment	-	-	-	-	(288)
Other expenses of termination costs and restructuring in subsidiary	-	-	-	-	683
Loss from sale of subsidiary	-	-	-	-	209
Financial expenses resulting from the devaluation of Israeli Shekel denominated bank deposits	-	-	-	-	498
Non-cash tax expenses resulting from timing differences relating to the amortization of acquisition-related intangible assets and goodwill	453	708	211	356	1,379
Non cash tax income from raised tax asset	-	-	-	-	(9,799)
Non-GAAP net income	$3,782	$3,874	$1,385	$1,676	$7,928

Non-GAAP net income per share - Diluted	$0.48	$0.51	$0.17	$0.21	$1.02
Non-GAAP weighted average number of shares - Diluted*	7,961,010	7,542,146	7,957,222	8,029,615	7,726,653

*	In calculating diluted non-GAAP net income per share, the diluted weighted average number of shares outstanding excludes the effects of stock-based compensation expenses in accordance with FASB ASC 718.

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

12

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

ADDITIONAL INFORMATION

U.S. dollars in thousands

Adjusted EBITDA

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2015	2014	2015	2014	2014

GAAP Net income as reported:	$2,765	$2,417	$901	$957	$12,740

Financial expenses (income), net	177	812	371	307	2,424
Tax on income	755	1,014	355	414	(8,849)
Profit raise from gaining control in subsidiary previously treated by the equity method and acquisition related goodwill adjustment	-	-	-	-	(288)
Stock based compensation expenses	174	182	83	133	390
Loss from sale of subsidiary	-	-	-	-	209
Depreciation, amortization and impairment of goodwill and intangible assets	1,985	2,475	979	1,194	5,889

Adjusted EBITDA	$5,856	$6,900	$2,689	$3,005	$12,515

- - - - - - -

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

13

POINTER TELOCATION LTD. AND ITS SUBSIDIARIES

Exhibit A (*)

U.S Dollars in Thousands

	Three months ended June 30, 2015			Three months ended June 30, 2014			Year ended December 31, 2014 (**)
	Unaudited			Unaudited			Unaudited
	MRM	RSA	Total	MRM	RSA	Total	MRM	RSA	Total

Revenues:
Products	5,760	1,413	7,173	6,837	1,217	8,054	27,855	5,244	33,099
Services	10,629	7,508	18,137	9,904	7,916	17,820	41,267	30,925	72,191
Total Revenues	16,389	8,921	25,310	16,741	9,133	25,874	69,122	36,168	105,290

Non-GAAP Cost of Revenues	8,984	7,812	16,796	9,301	7,986	17,287	37,653	32,078	69,730

Non-GAAP Gross Profit	7,405	1,109	8,514	7,440	1,147	8,587	31,469	4,091	35,560
	45.2%	12.4%	33.6%	44.4%	12.6%	33.2%	45.5%	11.3%	33.8%

Non-GAAP Operating Expenses	5,784	816	6,600	5,669	885	6,554	22,711	3,401	26,112

Non-GAAP Operating Income	1,621	293	1,914	1,771	262	2,033	8,758	690	9,448

(*)	See reconciliation information on p. 12 herein
(**)	Note that certain figures for the year ended December 31, 2014 have been slightly revised from the previously reported figures as a result of allocation between segments

Contact:
Zvi Fried, V.P. and Chief Financial Officer	Ehud Helft, GK Investor & Public Relations
Tel: 972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com

14